Exhibit 11.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

 We hereby consent to the inclusion of our Auditors' Report, dated April 29, 2022 on the financial statements of Canzell Realty, Inc. and Affiliate (formerly known as Chantel Ray Real Estate, Inc.) as of December 31, 2021 and 2020, included in the Annual Report on Form 1-K. We also consent to application of such report to the financial information in the Form 1-K, when such financial information is read in conjunction with the financial statements referred to in our report.

Barnes, Brock, Cornwell & Painter, PLC

Chesapeake, Virginia
May 2, 2022